Exhibit 99.1

October 18, 2004

CONTACT:	Ronald J. Domanico
Chief Financial Officer (770) 948-3101

CARAUSTAR INDUSTRIES, INC. APPOINTS

CHARLES H. GREINER, JR. TO ITS BOARD OF DIRECTORS

ATLANTA, Georgia—Caraustar Industries, Inc. (NASDAQ-NMS Symbol: CSAR) today announced that Charles H. Greiner, Jr. has been added as a new independent member to its board of directors, effective October 14, 2004.

Mr. Greiner, a 32-year veteran of the paper and forest products industry, began his career in the industry in 1972 at Union Camp Corporation where he held a succession of key positions. He spent the first 10 years at the company in sales and marketing. In 1982 he was chosen to assist with the start-up of a $600 million greenfield mill and later advanced to vice president and general manager of the printing paper business. Following the acquisition of the company in 1999 by International Paper, he was appointed senior vice president of the company’s printing and communications papers, a newly formed printing paper business and the largest in the world. From 2003 until his retirement this year, he was senior vice president of commercial development.

Mr. Greiner, 58 years old, has held key industry organization positions including past chairman of the AFPA Printing Paper Committee, past chairman of the Paper Distribution Council, a member of the Department of Commerce Trade Committee and past director of the Graphics Arts Technical Foundation. He has been a director of the United Way of Midsouth as well as a trustee of Old Dominion University Foundation. He earned a BS in Economics and an MBA from Old Dominion University.

Caraustar, a recycled packaging company, is one of the largest and most cost-effective manufacturers and converters of recycled paperboard and recycled packaging products in the United States. The company has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar serves the four principal recycled paperboard product markets: tubes, cores and cans; folding cartons and custom packaging; gypsum wallboard facing paper; and miscellaneous “other specialty” and converted products.

PHONE 770-948-3101        •        P.O. BOX 115        •        AUSTELL, GA 30168-0115

3100 JOE JERKINS BOULEVARD        •        AUSTELL, GA 30106-3227